Rule 10f-3 Transaction Exhibit
Nuveen Investment Trust V
Nuveen  Preferred Securities Fund
FILE #811-21979
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
4/21/08
Citigroup Perpetual 8.40% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series E
$6,000,000,000
$1,000,000.00
Citigroup Global Markets, Inc.
Deutsche Bank Securities
Goldman, Sachs & Co.
Lehman Brothers
Merrill Lynch & Co.
Banc of America Securities LLC
Barclays Capital
BNP Paribas
Credit Suisse
RBS Greenwich Capital
RBS Capital Markets
TD Securities
Guzman & Co.
Jackson Securities
Loop Capital Markets, LLC
Sandler O'Neill & Partners, L.P.
Siebert Capital Markets
The Williams Capital Group, L.P.
Toussaint Capital Partners, LLC
Utendahl Capital Group, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated